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                                                                 EXHIBIT 10.1(a)


                       SINO-FOREIGN CO-OPERATION CONTRACT
                    ZINDART TOYS (DONGGUAN) COMPANY LIMITED



1.      General Principle

        For the purpose of promoting economic co-operation between the parties to this Contract, Dongguan Hengli Trading General Company and Zindart Industrial Company Limited, upon friendly negotiations and based on the principles of equality and mutual benefit, entered into this Contract in Dongguan, PRC on 8 September 1994 in relation to the joint operation of toys business, the terms of which are as follows:


2.      The Parties

        (1)     Dongguan Hengli Trading General Company (hereinafter called
                "Party A")
                Registered Address:    Hengquan Lu, Hengli, Dongguan, PRC
                Legal Representative:  Chen Ren-fei, Manager, PRC Nationality

        (2)     Zindart Industrial Company Limited (hereinafter called
                "Party B")
                Registered Address:    Flats C & D, 25/F, Block 1, Taiping
                                       Industrial Centre, 57 Ting Kok Road,
                                       Tai Po, N.T., HK
                Legal Representative:  Wu Hai-Lin, Chairman of the Board,
                                       Australian Nationality


3.      Co-operative ("Co-op.") Enterprise

        Name of Co-op. Enterprise:      Zindart Toys (Dongguan) Company Limited
        Registered Address:             Xincheng Industrial District, Hengli,
                                        Dongguan, PRC
        Legal Representative:           Wu Hai-lin, Chairman of the Board
        Period of Co-operation:         15 years, as from the date of issuance
                                        of the Co-op. Enterprise's business
                                        license

        The Co-op. Enterprise shall have the status of a PRC legal person, and all activities shall comply with the relevant PRC laws, decrees and pertinent rules.


4.      Conditions of Co-operation and Sharing of Profits

        Party A shall be responsible for provision of water and electricity supply facilities, domestic product sales and administration.

        Party B shall be responsible for investing HK$34 million on interest-free terms, made up of the following:

        -  Facilities                                           HK$14 million
        -  Working Capital                                      HK$2 million
        -  Construction of Factory Premises and Living Areas    HK$10 million
        -  Land Use Rights over 80,216 m(squared) of land
           transferred by Dongguan Hengli Property
           Development Co.                                      HK$8 million



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    Total investment capital of the Co-op. Enterprise       HK$34 million
    Total Registered Capital                                HK$34 million

    Upon an audit by a PRC registered accountant of Party B's investment capital of HK$34 million, the Co-op. Enterprise shall issue an investment verification report to Party B. No depreciation charges shall be deducted from this investment capital, and at the end of the co-operation period, all fixed assets and land use rights shall belong to Party B.

    Total Profits = Revenue generated by the Co-op. Enterprise LESS production costs and other expenses; each party pays its own Income Tax; a deduction of the "3 Reserve Funds" applies to post-tax profits; post-tax profits/losses shall be split in the proportion of 10% : 90% (A:B)

    Party B's post-tax profits may be remitted outside PRC in accordance with the Provisional Regulations of the PRC on Exchange Control, through a Dongguan bank which provides for foreign exchange settlements, to the bank account designated by Party B.

    Just before the expiry of the Period of Co-operation, if Party B could not resume its investment capital, both parties may negotiate and extend the Period of Co-operation accordingly, but they shall first seek approval from the original examination and approval body.

5.  Production and Sales

    Agreed scope of business operations: production, further processing and sales of alloy and plastic toys

    Annual production:    10,000 tons
    International Sales:  80% (Party B's responsibility)
    Domestic Sales:       20% (Party A's responsibility)

Price of all products shall be fixed and the products shall be underwritten; price is set at cost plus a reasonable profit margin, and shall be reviewed 1/2 yearly by the Board of Directors.

Preference shall be given to purchasing in PRC of all equipment, raw materials, assessories etc. required by the Co-op. Enterprise if similar terms are offered in both the PRC and international markets. Where importing is necessary, the Co-op. Enterprise may arrange for the importing from abroad, or appoint Party B to purchase the same from abroad. The amount of expenditure shall be approved by both parties. In this case, Party B shall assign personnel to supervise the installation of the equipment and to carry out production skills training, so that the products meet the quality standards.

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6.      Enterprise Management

        Both parties shall appoint personnel to constitute the Board of Directors, being the highest authority within the Co-op. Enterprise. It shall have 9 members - 3 from Party A, 6 from Party B. The Chairman to be appointed by Party B; the 2 Vice Chairmen to be appointed by A & B respectively; the rest shall be Directors. Chairman and Directors shall each have a tenure of 4 years, and may be extended by the appointing parties. If at the expiry of their tenures no indication of extension is given to them, then it is deemed to be an extension. The Board of Directors' powers are set out in the Co-op. Enterprise's Articles of Association.

        The Board of Directors shall employ 1 general manager and 1 assistant general manager to carry out the resolutions of the Board of Directors. The terms of their employment and their powers are set out in the Co-op. Enterprise's Articles of Association. If either the general manager or the assistant general manager shall be guilty of corruption or serious misconduct, the Board of Directors may by resolution remove him at any time.

7.      Wages and Welfare

        The Board of Directors shall set the standard of wages, allowances, bonuses etc. having regard to the relevant PRC Government's regulations, other co-operative enterprises' existing methods, and Dongguan City's actual inflation rate. Such standards shall be reasonably reviewed upwards annually.

        According to the Labour Department's regulation, before commencing its operations, the Co-op. Enterprise shall approach the Dongguan Labour Insurance Company to apply for the PRC party's employees' social labour insurance, and to participate in employee injury insurance.

8.      Finance, Accounting and Foreign Exchange Management

        The Co-op. Enterprise is an independent legal entity. The implementation of its accounting system is based on the relevant provisions laid down by the PRC Government's finance and taxation departments. The RMB is the base currency for accounting purposes.

        All expenses relating to the Co-op. Enterprise's purchase of equipment and raw materials shall be evidenced by the relevant receipts in order to become valid. Receipts issued by foreign countries and the Hong Kong/Macau Districts shall be accompanied by the relevant PRC customs and excise declaration form and Duty Rate.

        The Co-op. Enterprise may open foreign currency and RMB accounts at a bank in Dongguan which provides for foreign exchange settlements. Such bank shall manage and supervise all receipts and outgoings from operations. Remittances of Party B's earnings abroad in accordance with this Contract shall be done by the bank through which Party B opens its banking accounts.

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 9.     REGISTRATION, TAXATION AND INSURANCE

        The Co-op. Enterprise shall be registered with the PRC State Administration for Industry and Commence (SAIC), obtain a business licence, and be registered with the local taxation department. All taxes shall be paid in accordance with the relevant PRC Government taxation regulations. All insurance policies shall be taken out with the People's Insurance Company, Dongguan Branch.

10.     PORT OF IMPORT OF MATERIALS

        All imports of machinery equipment, raw materials and packaging materials, and all exports of finished goods, shall be done via any of the Guangdong ports.

11.     PERFORMANCE OF CONTRACT

        Party B shall contribute the whole of its investment capital within 1 year after the date of approval of this Contract (first 15% of such capital shall be contributed within 3 months after the issuance of the business licence). Failure to do so without sufficient reason is treated as Party B's breach of this Contract and a voluntary termination of the co-operation; if sufficient reason is given, then 1 month's extension is granted; failure to do so despite such extension is treated as Party B's breach of this Contract and a voluntary termination of the co-operation. The party not in breach may, in the above situation, apply for unilateral termination of the co-operation, and request the party in breach to compensate its losses.

        Once this Contract is approved by the relevant PRC Government departments, neither party shall terminate this Contract without cause. Where under extraordinary circumstances one of the parties requests termination of this Contract, such request shall be raised 6 months before the proposed termination date, be consented to by both parties, and the procedures for termination be carried out for approval by the original examination and approval authorities. Where one party terminates without cause or breaches this Contract, it shall compensate the other party for losses suffered due to such termination/breach.

12.     FORCE MAJEURE

         In the event of fire etc. or other unforeseen circumstances directly affecting the performance of this Contract by either party, the party so affected shall forthwith by telex notify the other party of such events, and shall within 15 days produce supporting documents (issued by the notary public office in the district in which such events occurred) in relation to such events. Depending on the extent to which this Contract is affected by such events, both parties shall decide on whether or not to continue with the whole or part of this Contract, or an extension to the time of performance thereof, the decision shall be submitted for approval by the original examination and approval authorities.
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13.     TRADE MARKS

        The policies for the use of trade marks on the Co-op. Enterprise's products for domestic and foreign sales shall be determined between the parties, but shall in any case comply with the rules regarding application for registration in the relevant countries (districts) in which the products are sold.

14.     ARBITRATION

        During the term of this Contract, if any dispute arises, both parties shall enter into negotiations in order to resolve the dispute. If the dispute is not resolved by means of negotiations, it shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) (Shenzhen Branch) for arbitration and resolution, whose decision shall be final.

15.     SUPPLEMENTAL PRINCIPLES

        Upon signing of this Contract by both parties, it shall come into force on the date of its approval by the relevant PRC Government authorities.

        Should there be any matters which have not been addressed in this Contract, both parties may, upon negotiations, amend or supplement the same. The approval by the original examination and approval authorities of such amendments or supplements shall become part of this Contract.

PARTY A                                    PARTY B
Dongguan Hengli Trading General Company    Zindart Industrial Company Ltd.

Hengquan Lu. Hengli, Dongguan City, PRC    Flats C & D, 25/F, Block 1, Taiping
                                           Industrial Centre, 57 Ting Kok Road,
                                           Tai Po, N.T., HK

Tel   :   337 1829                         Tel   :   665 6992

Signed by Legal Representative:            Signed by Legal Representative:
Chop of Dongguan Hengli Trading            Chop of Zindart Industrial Company
General Company affixed                    Limited affixed

Date  :   8 September 1994
          at Dongguan City, PRC